Exhibit 10.56

Translated from Japanese

Loan Rate Change Agreement

Revenue stamp ¥200

February 5, 2009

Sumitomo Mitsui Banking Corporation

Debtor:	Global Hotline, Inc.,

CEO & President /s/ Hideki Anan <Seal>

11F Nishi-Shinjuku Showa Bldg.,

13-12, Nishi-Shinjuku 1-chome, Shinjuku, Tokyo

Joint guarantor:	/s/ Hideki Anan <Seal>

403 The Palms Yoyogi 3-chome

13-10, Yoyogi 3-chome, Shibuya-ku, Tokyo

The debtor (hereinafter A), concerning the borrowing from Sumitomo Banking Corporation (hereinafter B) below, irrespective of the prior agreement, shall consent that the basic interest and loan rates be determined as below and that they be changed, and concurrently comply with each of the following clauses. However, except for the clauses that shall be changed pursuant to the current change agreement, the previous contents of agreement shall be applied. The joint guarantor shall agree to each of the clauses of the current change agreement and continue to jointly guarantee B the liability with A.

1.	(The first date to apply the loan rate pursuant to the current change agreement)

[1] The loan rate after the change shall be applied the date below (hereinafter the Application Date) and thereafter. Furthermore, concerning overdraft, the rate shall be applied on the Application Date and thereafter, and concerning special overdraft (including special over-debt, special overdraft on current account, and specific overdraft), the new rates shall be started to be applied on the first dates of the new rate application terms on or after the Application Date.

[2] If B changes the basic interest rate by the Application Date in the previous section after the contract date of the current agreement, “the loan rate after the change” below shall be applied by increasing or decreasing the same percent as the changed percent in the basic interest rate.

2.	(Change to the loan rate on or after the Application Date)

[1] After the Application Date, if B changes the basic interest rate, the loan rate shall be increased or decreased by the same percent as the changed percent in the basic interest rate.

[2] Change to the loan rate shall be made every time the basic interest rate is changed, and the loan rate after the change shall be applied on the following day of the first interest payment date that arrives after the day on which the changed basic interest rate is applied for the first time. However, if there is a separate stipulation previously agreed concerning the application date of the changed loan rate, the previous agreement shall survive.

[3] If the repayment method is straight-line installment, concerning the repayment of the principal and interest after changing the loan rate, irrespective of stipulation of the original agreement, the new repayment amount calculated based on the changed loan rate and residual tenure and others, shall be paid.

[4] In case of changing the loan rate and/or the repayment amount in accordance with the three sections above, B shall notify A of the changed loan rate and/or the new repayment amount in writing and omit executing an additional or change contract for the change.

[5] In case the basic interest rate should be abolished, a new loan rate shall be determined through conferences between A and B.

3.	(Notice)

Of A’s loans from B below concerning a loan on deeds and overdraft (bank line), every time a loan rate is changed pursuant to the Article 1 Section 2 and/or Article 2 of the current change agreement, B shall notify A of the repayment amount of the principal and interest in writing.

4.	(Retroactive application, settlement account)

If B, at its convenience, has changed the loan rate based on the current change agreement, and/or even if it has changed the loan rate as the basic interest rate has been changed on or after the Application Date, it shall claim the interest by the loan rate before the change at the point of time, and after a certain period has passed as it designates calculate the new interest by the changed loan rate, and concerning the difference in the interest amount pertaining to the change to the loan rate, it can reimburse A in the case of decreased loan rate or claim A for an additional amount in the case of increased loan rate.

Furthermore, in either case, the difference shall be deposited or withdrawn from the settlement account by the name of A that was initially determined upon loaning.

(To be continued to the back side)

------------------------------------------------------------------------------- Bank use -------------------------------------------------------------------

		Loan integration Dept.					Front
Branch No.	Branch	Verification	Verification	Person in charge	Debtor Seal check	Guarantor Seal check	Copy for Debtor	Copy for Guarantor	Confirm.of surety will
223	Nakano
Loan account

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